EXHIBIT 99.1
IMMEDIATE RELEASE
WINLAND ELECTRONICS, INC. ANNOUNCES RECORD FIRST QUARTER
REVENUE FOR FISCAL 2006

CONTACT:	Lorin E. Krueger Chief Executive Officer (507) 625-7231 http://www.winland.com/	Brett Maas or Cameron Donahue Hayden Communications (843) 272-4653
•	RECORD REVENUES — UP 16% — FIRST QUARTER OVER $8 MILLION

•	NET INCOME OF $311,021 OR $0.09 PER DILUTED SHARE

•	STOCKHOLDERS’ EQUITY INCREASES 3.7% TO $9.4 MILLION

•	COMPANY ANNOUNCES THREE-YEAR EXTENSION WITH SELECT COMFORT
MANKATO, Minn. /May 04, 2006 / PR Newswire / Winland Electronics, Inc. (Amex: WEX), a product realization company and a leader in Electronic Manufacturing Services (EMS), today announced financial results for the first quarter ended March 31, 2006.
Revenues for the first quarter were a record $8.1 million, an increase of 16.2% compared to the $7.0 million reported for the first quarter of fiscal 2005. The increase in sales for the quarter is related to new product line items integrated from electronic manufacturing services (EMS) customers during 2005 combined with improved sales of the Company’s proprietary products and ongoing revenue from the Select Comfort agreement, which was extended for three years during the first quarter. Gross profits for the quarter were $1.7 million, or 20.3% of sales compared to $1.7 million, or 24.2% of sales, for the first quarter last year. Gross margins decreased due to lower margins from the Company’s new agreement with Select Comfort and were also impacted by the introduction of 33 new and revised product line items for the quarter. Total operating expenses were $1.2 million or 14.2% of net sales compared to $1.1 million or 15.3% of net sales in the first quarter last year. General and administrative expenses remained constant year over year at 7.3% of net sales with sales and marketing expenses increasing to 5.1% from 4.8% of net sales, while research and development expenses decreased to 1.8% from 3.2% of net sales. Income from operations decreased to 6.2% of net sales or $502,022 compared to 9.0% of net sales or $629,203 for the first quarter last year, reflecting the lower gross margin contribution. Net income was $311,021, or $0.09 per basic and fully diluted share (based on 3.6 million fully diluted shares), compared to net income of $374,535, or $0.11 per basic and $0.10 per fully diluted share (based on 3.6 million fully diluted shares) for the first quarter last year.
Lorin Krueger, Winland’s Chief Executive Officer, commented, “We exceeded the $8 million milestone in revenue for the first time and reported our 17th consecutive profitable quarter, providing a solid start to the year for Winland. We resolved a lingering issue with our largest customer, Select Comfort, securing a new, three-year contract which solidifies our longstanding relationship. While our gross margins declined, due in part to this new agreement, we remained profitable and maintained overall gross margins in excess of 20%.”

The balance sheet remained strong, with stockholders’ equity increasing 3.7% to $9.4 million as of March 31, 2006, from $7.4 million on March 31, 2005 and $9.1 million on December 31, 2005. The Company completed the quarter with $1.3 million in cash and a current ratio of 2.4 to 1.
Mr. Krueger continued, “While the introduction of 33 new and revised product line items has caused us to incur added costs in the first quarter, we are pleased with the further diversification of our customer mix and believe the start-up costs will level out over time. The new line item introductions are also a testament to our sales and engineering team as we continue to expand our relationships with both new and existing customers. Because of the percentage Select Comfort has represented of the Company’s total revenue, the change in sales revenue and contribution margins represented by the new three-year contract will reflect a reduced level of gross margin going forward. As we have been indicating over the past year, margin pressure in the EMS business from worldwide competition will impact our profitability on sales. This reinforces our need to continue to build our sales and marketing efforts in higher margined proprietary products and value added services, such as engineering, while at the same time add accretive EMS sales volume. The pursuit of such efforts as lean manufacturing will also be important in our building of profitability.”
Management will conduct a conference call to discuss its financial results today at 4:30 p.m. (ET). Interested parties may access the call by calling 888-394-8091 from within the United States, or 973-935-2404 if calling internationally, approximately five minutes prior to the start of the call. The teleconference will also be available via live webcast on the investor relations portion of the Company’s website, located at http://www.winland.com/. A replay will be available through May 11, 2006, and can be accessed by dialing 1-877-519-4471 (U.S.), 1-973-341-3080 (Int’l), passcode 7332834. A replay of the teleconference will also be archived on the investor relations portion of the Company’s website.
About Winland Electronics
Winland Electronics is an electronic manufacturing services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland’s product development offering includes program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland’s core competency is delivering time-to-market through superior program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, MN.
Cautionary Statements
Certain statements contained in this press release and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to (i) our belief that start-up costs for new and revised product line items will level out over time and (ii) a reduced level of gross margin going forward from the new, three-year contract with Select Comfort, are forward-looking statements. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risks that (i) new and revised product lines may be removed from production sooner than expected for unanticipated reasons, including lack of market acceptance, thereby preventing us from achieving the efficiency of spreading start-up costs over a long production cycle; (ii) Select Comfort and other customers may cease to do business with the company or demand pricing that reduces the Company’s profitability as a condition to retaining the business; (iii) unanticipated problems in design, manufacture or performance of the products will arise; and (iv) costs of production will exceed current estimates. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.
-Tables Follow-

WINLAND ELECTRONICS, INC.
STATEMENTS OF INCOME
For the Three Months Ended March 31, 2006 & 2005
(UNAUDITED)

	Three Months Ended
	2006	2005
Net sales	$8,147,209	$7,013,392
Cost of sales	6,491,428	5,314,321

Gross profit	1,655,781	1,699,071

Operating expenses:
General and administrative	593,032	509,417
Sales and marketing	413,905	336,133
Research and development	146,823	224,318

	1,153,759	1,069,868

Operating income	502,022	629,203

Other income (expenses):
Interest expense	(28,783)	(29,809)
Other, net	12,382	14,141

	(16,401)	(15,668)

Income before income taxes	485,621	613,535

Income tax expense	(174,600)	(239,000)

Net income	$311,021	$374,535

Earnings per common share data:
Basic	$0.09	$0.11
Diluted	0.09	0.10

Weighted-average number of common shares outstanding:
Basic	3,534,316	3,452,709
Diluted	3,646,013	3,598,896

WINLAND ELECTRONICS, INC. BALANCE SHEET HIGHLIGHTS

	March 31, 2006	December 31, 2005
Cash	1,326,003	865,181
Total Current Assets	10,436,707	9,017,949
Net Property and Equipment	5,062,939	4,928,137
Total Assets	15,501,533	13,947,494
Total Current Liabilities	4,361,459	3,025,831
Total Long-Term Liabilities	1,724,590	1,841,302
Stockholder’s Equity	9,415,485	9,080,361
Total Liabilities and Equity	15,501,533	13,947,494